Exhibit 4.2

FORM OF CWS INVESTMENTS, INC. BOND

Date: ______________

FOR VALUE RECEIVED, the undersigned, CWS Investments, Inc., a Virginia corporation, (the “Maker”), PROMISES TO PAY to the order of _____________________ (together with its successors and assigns, the “Bondholder”) the principal sum of _______________________ ($________________), together with interest at the rate specified below. This CWS Investments, Inc. Bond (the “Bond”) is being issued pursuant to the terms of the CWS Investments, Inc. Bond Investor Agreement of even date herewith by and between the Maker and the Bondholder.

1. Principal and Term. The Outstanding Principal Balance (as defined herein) shall be due and payable either upon the demand of the Bondholder or redemption by Maker as set forth in Section 2(c) hereof. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Bond that remains unpaid.

2. Interest.

(a) Calculation; Payment of Interest. The Bonds are priced at $1,000 per Bond. The Bondholder has purchased the following Bonds:

____ Class A1 Bonds at 8% per annum .

Date of Investment	Maturity
01/01/26 – 06/30/26	06/30/30
07/01/26 – 12/31/26	12/31/30
01/01/27 – 06/30/27	06/30/31
07/01/27 - 12/31/27	12/31/31
01/01/28 – 06/30/28	06/30/32
07/01/28 – 12/31/28	12/31/32

____ Class A5 Bonds at 8.5% per annum .

Date of Investment	Maturity
01/01/26 – 06/30/26	06/30/30
07/01/26 – 12/31/26	12/31/30
01/01/27 – 06/30/27	06/30/31
07/01/27 - 12/31/27	12/31/31
01/01/28 – 06/30/28	06/30/32
07/01/28 – 12/31/28	12/31/32

____

Total Purchase Amount: __________________.

Date of Investment: __________________.

Interest shall be computed on the basis of a year consisting of 365 days, with interest credited daily to Bondholder’s Account consisting of the same daily amount based on the actual number of days in such month. Such calculations shall be made at the Maker’s sole discretion. Upon credit of the interest to Bondholder’s Account, the interest shall be deemed paid in full.

(b) Payment of Outstanding Principal Balance. Payments of the Outstanding Principal Balance will be credited by Maker to Bondholder’s Account on or prior to the repayment of the Bond at the demand of the Bondholder or the redemption of the Bond by the Maker. Upon credit of the Outstanding Principal Balance to the Bondholder’s Account, the Outstanding Principal Balance shall be deemed paid in full.

(c) Redemption by Bondholder

i.	Upon maturity, the Bond shall be redeemable, in whole or in part, upon the Bondholder’s written. Said written request shall provide the Maker with at least ninety (90) days’ notice. The Bonds shall be redeemed at par value plus any accrued but unpaid interest up to but not including the date of redemption (the “Redemption Date”). Interest shall cease accruing on the Bond on the Redemption Date. The Outstanding Principal Balance together with interest through the Redemption Date shall be credited to the Bondholder’s Account within ninety (90) days following the Redemption Date. If no redemption request is made upon maturity, and subject to the terms and conditions described in the Private Placement Memorandum, the Bonds will continue to be outstanding and accrue interest pursuant to its terms.

ii.	Bond redemptions occur in the order that notices are received. The Company’s obligation to redeem Bonds is limited to an aggregate principal amount equal to the 10% Limit (as defined below) during any Redemption Period. Any Bond not redeemed or accepted for redemption due to the 10% Limit shall roll over and will continue to be outstanding and accrue interest pursuant to its terms and will be redeemed once the 10% Limit is no longer breached.

iii.	Any Bonds redeemed as a result of a Bondholder's death, disability or bankruptcy will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section.

iv.	“10% Limit” shall mean 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar year; provided, however, during the pendency of the Offering, such amount shall be updated to equal 10% of the aggregate principal of Bonds outstanding at the commencement of the current calendar quarter.

(d) Optional Redemption by Maker. Each Bond is redeemable by the Company at any time at par value plus any accrued but unpaid interest up to but not including the redemption Date. The Bonds are redeemable upon ninety (90) days’ notice by the Company to the Bondholder. The outstanding principal balance together with the interest will be credited to the Bondholder’s account within ninety (90) business days following the redemption date.

(e) Redemption upon death or disability. Within 90 days of the death or total permanent disability of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon total permanent disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these people shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed to designate a date for the redemption of such Bonds which shall be the last day of the corresponding quarterly period.

(f) Early Redemption Requests. All Members will be required to hold their Bonds until the Bond’s maturity date. Early redemption requests for reasons of financial hardship or emergency prior to maturity may be considered on a case-by-case basis at a price equal to $800 per Bond.

3. Transfer Agent and Registrar. The Company plans to retain Securities Transfer Corporation (“STC”) to serve as the transfer agent and registrar for the Bonds.

4. Unsecured. This Bond is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

5. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): if the Maker fails to pay interest when due and the failure continues for 90 days; if we fail to pay the principal, or interest, if any, when due whether by demand of the Bondholder or by the Maker’s election to redeem; and if the Maker ceases operations, files, or has an involuntary case filed against it, for bankruptcy, are insolvent or make a general assignment in favor of creditors.; then in any such event the Bondholder may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in this clause shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

6. Binding Effect; Assignment. This Bond shall be binding upon the Maker and its successors and inure to the benefit of the Bondholder. This Bond may not be assigned by the Bondholder. The obligations of the Maker under this Bond may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

7. Persons Deemed Owners. The registered holder of the Bonds may be treated as its owner for all purposes.

8. Miscellaneous.

(a) Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b) If the Maker fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Bondholder on account of such collection.

(c) The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Bondholder all sums which are payable pursuant to the terms of this Bond without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d) No delay on the part of the Bondholder in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Bondholder be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged. This Bond shall not be modified except by a writing signed by both the Maker and the Bondholder.

(e) Treatment of Bonds as Debt. It is intended that the Bonds will be treated as indebtedness and not as equity for federal income tax purposes. The provisions of this Bond shall be interpreted to further this intention.

(e) This Bond shall be governed by and construed in accordance with the internal laws of the State of Virginia, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Bond to be duly executed as of the date first above written.

CWS Investments, Inc.

Officer’s Signature:	Date:

Name:

Title:

Effective Date:

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